October 2009

Amendment No. 1 dated October 6, 2009 to
Pricing Sheet dated October 2, 2009 relating to
Preliminary Terms No. 209 dated October 2, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – OCTOBER 2, 2009
Issuer:	Morgan Stanley
Maturity date:	October 9, 2013
Underlying commodity index:	S&P GSCITM Gold Index—Excess Return
Aggregate principal amount:	$4,746,000
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•  If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final index value is less than or equal to the initial index value but greater than or equal to 81% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 19%:
$1,000
•  If the final index value is less than 81% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 19%:
($1,000 x index performance factor) + $190
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $190 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	87.23571, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	October 2, 2013, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	19%
Minimum payment at maturity:	$190 per Buffered PLUS (19% of the stated principal amount).
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$2,250 per Buffered PLUS (225% of the stated principal amount).
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	October 2, 2009
Original issue date:	October 9, 2009 (5 business days after the pricing date)
CUSIP:	617482HJ6
ISIN:	US617482HJ67
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1.00	$999.00
Total	$4,746,000	$4,746	$4,741,254

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.
You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 209 dated October 2, 2009
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008
THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.